Exhibit 10.7

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into by and between Park Hotels & Resorts Inc. (the “Company”) and Matthew A. Sparks (“Executive”) (collectively, the “Parties”), and shall be effective as set forth in Section 6(a).

WHEREAS, Executive served as the Executive Vice President and Chief Investment Officer of the Company;

WHEREAS, Executive’s employment with the Company terminated at the close of business on January 15, 2020 (the “Separation Date”);

WHEREAS, Executive is a participant in the Park Hotels & Resorts Inc. Executive Severance Plan (the “Severance Plan”); and

WHEREAS, the Company and Executive desire to enter into this Agreement to set out the terms and conditions of Executive’s termination of employment with the Company in accordance with the terms and conditions of the Severance Plan.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

1.Termination of Employment: Executive’s employment with the Company and its subsidiaries terminated at the close of business on the Separation Date.

2.Compensation Upon Termination: Pursuant to the Severance Plan, Executive shall be entitled to receive the payments and benefits set forth in this Section 2.

a.Accrued Rights:  The Company shall pay to Executive all Accrued Rights (as defined below), if any, to which Executive is entitled as of the Separation Date, in each case at the time such payments are due.  For purposes of this Agreement, “Accrued Rights” means, (i) all accrued but unpaid base salary through the Separation Date, (ii) any accrued but unpaid annual bonus for compensation year 2019 required to be paid in accordance with the terms of the Company’s Executive Short-Term Incentive Program (which bonus amount is expected to be determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) on or about February 20, 2020), (iii) any unpaid or unreimbursed expenses incurred by Executive in accordance with Company policy, and (iv) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.

2017-19 PSUs: For the avoidance of doubt, with respect to the 19,069 performance-based restricted stock units (“PSUs”) that were granted to Executive on February 23, 2017, subject to the confirmation of the Compensation Committee, 200% of such PSUs are expected to be earned and vested and shall be settled (together with the corresponding dividend equivalents as determined by the Compensation Committee) in accordance with the terms of the applicable award agreement.  The Compensation Committee is expected to confirm the performance of such PSUs (and determine the amount of the corresponding dividend equivalents) on or about January 17, 2020.  Such PSUs shall be (i) vested based on the performance determined by the Compensation Committee and (ii) promptly thereafter settled and delivered to Executive in accordance with the award agreement (together with the corresponding dividend equivalents as determined by the Compensation Committee).  Accordingly, it is possible that such PSUs may be settled and delivered to Executive as common shares (together with the corresponding dividend equivalents) prior to the time this Agreement becomes effective in accordance with Section 6(a).

b.Severance Benefits:  Executive shall be entitled to receive the payments and benefits set forth in the Severance Plan for an employee of the Company who is an Executive Vice President and whose employment is terminated by the Company without Cause (as defined in the Severance Plan) (collectively, the “Severance Benefits”), subject to (x) this Agreement becoming effective as set forth in Section 6(a) within thirty (30) days following the Separation Date, and (y) Executive’s compliance with the restrictive covenants in Section 7 of the Severance Plan and Section 8 of this Agreement.  The Severance Benefits shall consist of the following payments and benefits:

i.

Lump Sum Cash Payment:  A cash payment in an amount equal to 2.0x the sum of (x) Executive’s annual base salary in effect immediately prior to the Separation Date and (y) the average annual cash bonus paid to Executive for fiscal years 2018 and 2019.  Such cash payment shall be payable in a single lump sum within ten (10) days following the later of (A) the end of the Revocation Period (as defined below) and (B) the determination of Executive’s annual cash bonus for fiscal year 2019 (which bonus amount is expected to be determined by the Compensation Committee on or about February 20, 2020);

ii.

Equity Matters.  Executive’s outstanding equity and equity-based awards shall be treated in the manner set forth in the Company’s 2017 Omnibus Incentive Plan and the applicable award agreements issued to Executive thereunder (collectively, the “Equity Plan Documents”), as follows:

1.

2017-19 RSAs:  The remaining 6,357 unvested shares of restricted stock granted to Executive on February 23, 2017, shall become fully vested and nonforfeitable as of the Separation Date pursuant to Section 3(b) of the applicable award agreement;

2.

2018-20 RSAs:  The remaining 12,772 unvested shares of restricted stock granted to Executive on February 22, 2018 (the “2018 Grant Date”), shall become fully vested and nonforfeitable as of the Separation Date pursuant to Section 3(b) of the applicable award agreement;

3.

2018-20 PSUs:  With respect to the 19,157 unvested PSUs granted to Executive on the 2018 Grant Date, the number of PSUs that shall become earned, if any, shall be determined at the end of the applicable performance period based on actual performance and a pro-rated number of the earned PSUs, if any, shall become vested as of the last day of the applicable performance period equal to the number of PSUs earned multiplied by a fraction, the numerator of which is the number of days that have elapsed between the 2018 Grant Date through the Separation Date, and the denominator of which is the number of days in the applicable performance period;

4.

2019-21 RSAs:  The 15,847 unvested shares of restricted stock granted to Executive on February 21, 2019 (the “2019 Grant Date”), shall be forfeited pursuant to Section 3(a) of the applicable award agreement, and all of Executive’s rights with respect to such unvested shares shall cease, as of the Separation Date;

5.

2019-21 PSUs:  With respect to the 15,847 unvested PSUs granted to Executive on the 2019 Grant Date, the number of PSUs that shall become earned, if any, shall be determined at the end of the applicable performance period based on actual performance and a pro-rated number of the earned PSUs, if any, shall become vested as of the last day of the applicable performance period equal to the number of PSUs earned multiplied by a fraction, the numerator of which is the number of days that have elapsed between the 2019 Grant Date through the Separation Date, and the denominator of which is the number of days in the applicable performance period;

6.

2014 Options (Converted to Park):  With respect to the original option to purchase 2,463 shares granted to Executive on January 3, 2017 (which original option was (i) converted from a prior stock option award of Hilton with a “Pre-Spin Award Grant Date” of February 19, 2014 and (ii) subsequently adjusted into an option to purchase 2,721 shares at an exercise price of $20.77 per share in connection with the E&P Dividend), such option, which is fully vested and exercisable, shall remain exercisable for 90 days following the Separation Date pursuant to Section 7(d) of the applicable award agreement (unless it expires earlier in accordance with such Section 7(d)) and shall expire at the end of such 90-day period to the extent it has not been exercised by Executive;

7.

2015 Options (Converted to Park):  With respect to the original option to purchase 7,048 shares granted to Executive on January 3, 2017 (which original option was (i) converted from a prior stock option award of Hilton with a “Pre-Spin Award Grant Date” of February 10, 2015 and (ii) subsequently adjusted into an option to purchase 7,786 shares at an exercise price of $26.49 per share in connection with the E&P Dividend), such option, which is fully vested and exercisable, shall remain exercisable for 90 days following the Separation Date pursuant to Section 7(e) of the applicable award agreement (unless it expires earlier in accordance with such Section 7(e)) and shall expire at the end of such 90-day period to the extent it has not been exercised by Executive; and

8.

2016 Options (Converted to Park):  With respect to the original option to purchase 11,135 shares granted to Executive on January 3, 2017 (which original option was (i) converted from a prior stock option award of Hilton with a “Pre-Spin Award Grant Date” of February 18, 2016 and (ii) subsequently adjusted into an option to purchase 12,302 shares at an exercise price of $18.91 per share in connection with the E&P Dividend), such option, which is fully vested and exercisable, shall remain exercisable for 90 days following the Separation Date pursuant to Section 7(e) of the applicable award agreement (unless it expires earlier in accordance with such Section 7(e)) and shall expire at the end of such 90-day period to the extent it has not been exercised by Executive.

iii.

COBRA:  Subject to Executive’s timely election of COBRA coverage under the Company’s group health plan, the Company shall pay on Executive’s behalf, on the first regularly scheduled payroll date of each month during the 12-month period following the Separation Date (the “Coverage Period”), an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage. The payments described in this clause (iii) shall cease earlier than the expiration of the Coverage Period if Executive becomes eligible to receive group health coverage from another employer or ceases to be eligible to receive COBRA coverage.  For purposes of this Agreement, the term “COBRA” shall mean the Consolidated Omnibus Reconciliation Act of 1985.

Notwithstanding anything to the contrary contained herein (and for the avoidance of doubt), the payments and benefits set forth herein shall be (x) in full satisfaction of any and all obligations of the Company under the Severance Plan and the underlying plans to which such payments and benefits relate (and there shall be no duplication of payments or benefits in any manner), and (y) promptly acknowledged in writing, upon the Company’s written request, as received by Executive upon their payment or other delivery to Executive.

3.Liquidated Damages: The Parties acknowledge and agree that damages which will result to Executive for Executive’s termination of employment shall be extremely difficult or impossible to establish or prove, and agree that the Severance Benefits shall constitute liquidated damages for Executive’s termination of employment.  Executive agrees that such liquidated damages shall be in lieu of all other claims that Executive may make by reason of the termination of Executive’s employment.  Executive shall forfeit all rights to the Severance Benefits if this Agreement does not become effective as set forth in Section 6(a) within thirty (30) days following the Separation Date.  The Company shall have no obligation to pay or provide the Severance Benefits unless this Agreement becomes effective within thirty (30) days following the Separation Date.

4.No Duty to Mitigate: Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement, nor shall the amount of any such payment or benefit be reduced by any compensation that Executive receives from any other source, except as set forth in Section 2(b)(iii).

5.Section 409A:

a.The Company intends that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be construed in a manner that effectuates this intent.  Neither the Company nor its respective directors, officers, employees or advisers (other than Executive) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of this Agreement.  Notwithstanding anything in this Agreement to the contrary, the Company may amend this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Section 409A of the Code and the administrative regulations and rulings promulgated thereunder.  Each payment in a series of payments under this Agreement shall be deemed to be a separate payment for purposes of Section 409A of the Code.

b.Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under this Agreement by reason of the occurrence of Executive’s separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive by reason of such circumstance unless the circumstances giving rise to such separation constitute a “separation from service” under Section 409A of the Code and the applicable regulations.

c.In the event that, notwithstanding the clear language of this Agreement and the intent of the Company, any amount or benefit under this Agreement constitutes Non-Exempt Deferred Compensation and is payable or distributable by reason of Executive’s separation from service during a period in which Executive qualifies as a “specified employee” (as defined in Section 409A of the Code and the final regulations thereunder), then, subject to any permissible acceleration of payment under Section 409A of the Code:

i.

the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service under the terms of this Agreement will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within thirty (30) days after Executive’s death) (in either case, the “Required Delay Period”); and

ii.	the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

d.To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes Non-Exempt Deferred Compensation, (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

6.Release:

a.As consideration for Executive’s receipt of the Severance Benefits set forth in Section 2(b), Executive, for Executive and Executive’s attorneys, heirs, executors, administrators, successors and assigns, does hereby fully and forever release and discharge the Company and its past, current and future subsidiaries and affiliates, as well as their predecessors, successors and assigns, and their past, current and former directors, officers, partners, agents, employees, attorneys, and administrators (collectively, the “Released Parties”), from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which Executive has or may have against any of them arising out of or in connection with Executive’s employment with the Company and its subsidiaries, the termination of Executive’s employment with the Company and its subsidiaries, or any event, transaction, or matter occurring or existing on or before the date of Executive’s signing of this Agreement. Executive agrees not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are released herein. Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are released herein. Executive represents and warrants that Executive has not previously filed or joined in any such claims, demands or entitlements against the Company or the other persons or entities released herein and that Executive shall indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorney’s fees incurred as a result of any such claims, demands or lawsuits.  This Agreement shall become effective when signed by Executive and the Revocation Period expires without revocation by Executive.

b.Section 6(a) of this Agreement specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including but not limited to any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Worker Adjustment and Retraining Notification Act, claims under the Sarbanes-Oxley Act of 2002, including the Corporate and Criminal Fraud Accountability Act, claims under the Employee Retirement Income Security Act, as amended, claims for wrongful discharge in violation of public policy, claims under the Virginians with Disabilities Act, the Virginia Human Rights Act, the Virginia Equal Pay Act, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act, and the Virginia Right to Work Law, all as amended, claims for breach of express or implied contract, claims concerning recruitment, hiring, termination, salary rate, severance pay, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by Executive or on Executive’s behalf in any suit, charge of discrimination, or claim against the Company or the persons or entities released herein.

c.Executive acknowledges that different or additional facts may be discovered in addition to what Executive now knows or believes to be true with respect to the matters released in this Section 6, and this Section 6 shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

d.However, notwithstanding the foregoing, nothing in this Section 6 shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws.  Executive understands that rights or claims under the Age Discrimination in Employment Act that may arise after Executive executes this Agreement are not waived. Likewise, nothing in this Section 6 shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, or any comparable state or local agency, or from reporting a possible violation of law to a government entity or law enforcement, including making a disclosure that is protected under the whistle blower protections of applicable law.  Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover individual relief in any charge, complaint, or lawsuit filed by Executive or anyone on Executive’s behalf.

e.Executive acknowledges that Executive has been given an opportunity of twenty-one (21) days to consider whether to sign this Agreement and that Executive has been advised by the Company to discuss fully the terms of this Agreement with legal counsel of Executive’s own choosing.  Moreover, for a period of seven (7) days following Executive’s execution of this Agreement (the “Revocation Period”), Executive shall have the right to revoke this Agreement and the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over.   If Executive elects to revoke this Agreement in whole or in part within the Revocation Period, Executive must inform the Company by delivering a written notice of revocation to the Company’s Executive Vice President – Human Resources, 1775 Tysons Blvd., 7th Floor, Tysons, VA 22102, no later than 11:59 p.m. on the seventh calendar day after Executive signs this Agreement.  Executive understands that, if Executive elects to exercise this revocation right, this Agreement shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to pay or provide the Severance Benefits described in Section 2(b) hereof.  Executive may, if Executive wishes, elect to sign this Agreement prior to the expiration of the 21-day consideration period, and Executive agrees that if Executive elects to do so, Executive’s election is made freely and voluntarily and after having an opportunity to consult counsel.

7.Non-Compete/Non-Solicit: Executive hereby acknowledges and agrees that Executive shall continue to be subject to the restrictive covenants and obligations set forth in Section 7 of the Severance Plan.

8.Confidential Information; Cooperation; Non-Disparagement: Following the Separation Date, Executive shall not divulge, furnish or make accessible to anyone or use in any way any confidential or secret knowledge or information of the Company or any of its subsidiaries or affiliates which Executive has acquired or become acquainted with on or prior to the Separation Date, whether developed by Executive or by others, including, without limitation, any trade secrets.  The Parties acknowledge that pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.  Upon the Company’s written request, Executive shall provide reasonable cooperation to the Company in effecting transition matters.  Executive shall not disparage the Company or any of its subsidiaries, affiliates, officers, directors or employees.

9.Notice: All notices, demands, requests, or other communications which may be or are required to be given or made by any Party to any other Party pursuant to this Agreement shall be in writing and shall be delivered by overnight delivery service (e.g., FedEx), addressed as follows:

a.	If to the Company:

Park Hotels & Resorts Inc.

1775 Tysons Blvd., 7th Floor

Tysons, VA 22102

Attn: Executive Vice President – Human Resources

b.	If to Executive:

[      ]

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with delivery receipt being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

10.Non-admission of Liability or Wrongdoing: The Parties understand and agree that the execution of this Agreement does not constitute an admission by any Party of any liability or wrongdoing on the part of that Party.

11.Dispute Resolution/Attorneys’ Fees: Any dispute arising as to the Parties’ rights and obligations hereunder shall be resolved by binding arbitration in accordance with the rules of The McCammon Group. Such arbitration shall take place in Northern Virginia.  The arbitrator shall be empowered to decide the arbitrability of all disputes and shall apply the substantive federal, state, or local law and statute of limitations governing any dispute submitted under the applicable rules.  In ruling on any dispute submitted to arbitration, the arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such dispute.  The arbitrator shall issue a written decision that shall include the essential findings and conclusions on which the decision is based (a standard award).  Each Party consents to the jurisdiction of the courts of the Commonwealth of Virginia for relief in aid of the arbitration proceedings or to enforce judgment of the award, including injunctive relief or specific enforcement, determined in such arbitration proceeding, but not otherwise.  The award or relief entered by the arbitrator shall be final and binding and shall not be appealable. The fact, circumstances, and outcome of the arbitration shall be confidential to the maximum extent allowed by law.  The Company shall bear all fees and costs unique to the arbitration forum (e.g., filing fees, transcript costs and arbitrator’s fees). The parties shall be responsible for their own attorneys’ fees and costs.

12.Acknowledgements by Executive: In signing this Agreement, Executive acknowledges:

(1)

That Executive has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which Executive might still be entitled to compensation or relief in the future. Except as otherwise set forth herein, Executive has been paid all wages, compensation and benefits, and other amounts that the Company or any Released Party should have paid Executive in the past.

(2)	That Executive is not aware of any unlawful conduct by the Company or any of its directors, officers or employees.
(3)

That Executive is intentionally releasing claims that Executive did not know that Executive might have and that, with hindsight, Executive might regret having released. Executive has not assigned or given away any of the claims Executive is releasing.

(4)	That Executive has read and understands this Agreement and that Executive has been advised to consult with an attorney about its meaning and effect and has done so.
(5)	That Executive is releasing all claims against the Released Parties, whether known or unknown, knowingly and voluntarily and without duress, coercion or undue influence of any kind.

13.Knowing and Voluntary Execution: Executive states and represents that Executive has carefully read this Agreement and knows and understands the contents thereof, and that Executive has executed the same as Executive’s own free act and deed.  Executive also acknowledges that Executive has had the opportunity to ask questions about each and every provision of this Agreement and that Executive fully understands the effect of the provisions contained herein upon Executive’s legal rights.

14.Executed Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

15. Headings:  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

16.Amendment; Waiver:  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the Party against whom enforcement is sought.  Neither the waiver by either of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

17.Effect of Void Provision: If a Party successfully asserts that any provision in this Agreement is void or invalid, the rest of the Agreement shall remain valid and enforceable unless the other Party elects to cancel it. If this Agreement is cancelled pursuant to the preceding sentence, then Executive shall forfeit and/or repay any additional amounts which Executive received in exchange for signing it.

18.Assignability: Executive’s obligations and agreements under this Agreement shall be binding on Executive’s heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company.  The Company may, at any time, assign this Agreement or any of its rights or obligations arising hereunder to any party. The Company’s obligations and agreements under this Agreement shall be binding on its successors and assigns and shall inure to the benefit of Executive’s heirs, successors and assigns.

19.Entire Agreement: This Agreement, the Severance Plan and the Equity Plan Documents set forth the entire agreement between the Parties hereto and supersede and replace any and all prior or contemporaneous representations or agreements, whether oral or written, relating to the subject matter herein. Executive acknowledges that when Executive decided to sign this Agreement, Executive was not relying on any representations that were not in this Agreement, the Severance Plan or the Equity Plan Documents.  Executive also acknowledges that if there is any conflict between this Agreement, the Severance Plan and the Equity Plan Documents, this Agreement shall control.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

20.Withholding: The Company shall have the authority and right to withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any payments or benefits under this Agreement.

21.Governing Law: This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflicts of law provisions, except where federal law applies.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

PARK HOTELS & RESORTS INC.

By:	/s/ Thomas J. Baltimore Jr
Name:	Thomas J. Baltimore, Jr
Title:	President and Chief Executive Officer

EXECUTIVE MUST EXECUTE NO LATER THAN FEBRUARY 5, 2020

PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

ACKNOWLEDGED AND AGREED

EXECUTIVE:

By:	/s/ Matthew A. Sparks
Name:	Matthew A. Sparks